Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated January 21, 2011, with respect to the financial statements of SG Resources Mississippi, L.L.C. as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, included in this Current Report of PAA Natural Gas Storage, L.P. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statement of PAA Natural Gas Storage, L.P. on Form S-8 (File No. 333-167476, effective June 11, 2010).
/s/ GRANT THORNTON LLP
Houston, Texas
April 15, 2011